Exhibit 16.1

November 28, 2017
Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the section under the heading “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” included in the Registration Statement on Form S-1 of Exicure, Inc. to be filed on or about November 28, 2017 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.
Respectfully submitted,
/s/ Raich Ende Malter
Melville, New York